Exhibit 10.1
TD BANKNORTH INC.
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT — CASH SETTLEMENT
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
     THIS AWARD AGREEMENT (the “Agreement”) is made as of this ___ day of January 2006 (hereinafter referred to as the “Date of Grant”) by and between TD Banknorth Inc. (the “Company”) and                      (the “Participant”). Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan (as hereinafter defined).
WITNESSETH:
     WHEREAS, the Company has adopted the Amended and Restated 2003 Equity Incentive Plan (the “Plan”), which is hereby incorporated in its entirety by reference herein; and
     WHEREAS, the Company desires to grant to the Participant Performance-Based Restricted Stock Units, as described in the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
     1. Restricted Stock Units. The Company hereby grants to the Participant an Award of                      Performance-Based Restricted Stock Units (the “Target Units”), with each Target Unit representing one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”), upon the terms and conditions set forth herein. The number of Target Units is subject to adjustment as provided in the Plan and in this Agreement. The Target Units represent an unfunded, unsecured deferred compensation obligation of the Company.
     2. Performance Criteria and Determination of Actual Units.
     (a) The Target Units will become vested only if the Company achieves at least a 4% compound average increase in diluted operating earnings per share (“Operating EPS”) during the period January 1, 2006 through and including December 31, 2008 (the “Performance Period”), as compared to its Operating EPS of $2.48 for the year ended December 31, 2005. If the Company achieves at least a 4% compound average increase in Operating EPS during the Performance Period, the number of Target Units will be multiplied by the applicable percentage set forth in the following table to determine the actual number of restricted stock units upon which a cash payment will be based (the “Actual Units”).

Three-Year Compound Average	Actual Units as a Percent of
Increase in Operating EPS [1]	Target Units
Less than 4.0%	0%
4.0% (Threshold)	25%
5.0%	50%
6.0% (Target)	100%
7.0%	200%
8.0% or higher (Maximum)	300%
     (b) Operating EPS shall equal the Company’s diluted earnings per share calculated in accordance with accounting principles generally accepted in the United States, exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by the Company, (iii) changes in unrealized gain (loss) on speculative derivatives, (iv) the amortization of intangible assets and (v) extraordinary items.
     (c) In the event of a Change of Control during the Performance Period, the number of Target Units shall be multiplied by a percentage equal to the greater of (i) the percentage in the table in Section 2(a) corresponding to the Company’s actual compound average increase in Operating EPS for the period January 1, 2006 through and including the end of the calendar quarter immediately preceding the date of the Change of Control, with partial years annualized, and (ii) 100%, in order to determine the number of Actual Units.
     3. Adjustments to Number of Actual Units.
     (a) The performance criteria and targets were determined based on a full three-year cycle. The number of Actual Units will be multiplied by a Service Percentage as defined below to determine the number of Final Units.
     (b) For Participants who remain continuously employed with the Company for the entire Performance Period, the Service Percentage shall equal 100%. For Participants whose employment is terminated during the Performance Period due to death, Retirement (as defined below) or Disability, the Service Percentage shall equal the following quotient: (a) the number of calendar weeks from January 1, 2006 through and including the date of termination of employment, divided by (b) 156 weeks, rounded to the nearest one-tenth of a percent. For Participants who are on an unpaid leave of absence at any time on or after January 1, 2006 through and including December 31, 2008, the Service Percentage shall equal the following quotient: (x) the number of calendar weeks the Participant was actively working for the Company during the period January 1, 2006 through and including December 31, 2008, divided by (y) 156 weeks, rounded to the nearest one-tenth of a percent.
     (c) In the event a Change of Control occurs during the Performance Period, the Service Percentage for each Participant who is employed by the Company immediately prior to

1	Increases in Operating EPS that fall between specified percentages will be interpolated to determine the number of Actual Units the Change of Control shall be calculated as if the Participant had remained employed with the Company through and including December 31, 2008.
     (d) If the Participant is promoted to a higher grade level during the Performance Period, the Committee shall adjust the number of Target Units set forth in Section 1 hereof (and thus the number of Actual Units) to provide for an appropriate increase to reflect the job promotion, with such increase to reflect the number of Target Units granted on the Date of Grant to employees in the higher grade level and pro-rated as of the effective date of the promotion; provided, however, that the Committee shall not adjust the number of Target Units for any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code if such adjustment would cause any of the cash payments to be made under this Agreement to no longer be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, including Treas. Reg. §1.162-27(e). All determinations made in good faith by the Committee pursuant to this Section 3(d) shall be final and binding on the Participant.
     (e) For purposes of this Agreement, “Retirement” means voluntary termination of employment with the Company or any Affiliate after the Participant has attained age 55 with at least ten years of service to the Company.
     (f) If the Participant’s employment by the Company shall be terminated during the Performance Period and prior to a Change in Control for any reason other than death, Disability or Retirement, including without limitation a termination of employment for “cause” (as determined pursuant to Section 13(b) of the Plan) or a voluntary termination of employment by the Participant, then this Agreement and the Target Units covered hereby shall expire immediately upon such termination and all of the Target Units shall be forfeited. The Participant shall thereafter have no rights under this Agreement and no rights to receive the cash payment specified in Section 4 below. The Company shall have the power in all cases to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant.
     4. Settlement of Final Units in Cash.
          (a) Except as set forth in Section 4(b) below, on the last payroll date in February 2009, the Company shall pay a lump sum cash amount to the Participant equal to (i) the closing sales price of one share of Common Stock on December 31, 2008 (or the nearest immediately preceding trading date if the Common Stock is not traded on such date), multiplied by (ii) the number of Final Units, minus applicable withholding. If a Participant’s employment is terminated due to death, Disability or Retirement, the cash payment to the Participant for his or her Final Units shall be made on the last payroll date in February 2009.
          (b) If a Change of Control occurs during the Performance Period, then the Company shall, within 60 days following the Change of Control, pay a lump sum cash amount to the Participant equal to (i) the closing sales price of one share of Common Stock on the last trading day immediately preceding the date of the Change of Control, multiplied by (ii) the number of Final Units, minus applicable withholding.

     5. Withholding. The Company’s obligation to deliver the cash payment specified in Section 4 hereof shall be subject to the Participant’s satisfaction of all applicable federal, state, local and other income and employment tax withholding requirements as required by the Plan.
     6. No Voting of Underlying Shares of Common Stock; No Dividends. Because no shares of Common Stock will be issued pursuant to this Agreement, the Participant shall have no right to vote the underlying shares of Common Stock at any time or to receive any dividends thereon.
     7. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.
     8. Transferability. Neither this Agreement nor the Target Units covered by this Agreement nor the cash payable for the Final Units may be assigned, alienated, pledged, attached, sold or otherwise transferred, encumbered or disposed of by the Participant at any time, except that this Agreement, the Target Units and the cash payable for the Final Units may be transferred by will or the laws of descent and distribution or pursuant to a QDRO.
     9. Administration and Interpretation. The authority to interpret and administer this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Committee of the provisions of the Plan or this Agreement made in good faith shall be final and binding on all parties.
     10. Not an Employment Contract. The grant of the Target Units covered by this Agreement does not confer on the Participant any right with respect to continuance of employment or other Service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of the Participant’s employment or other Service at anytime.
     11. Notices. Any written notice provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if it is hand delivered, sent by fax or overnight courier, or sent by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the following address: TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540 Attention: General Counsel.
     12. Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant. In the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or any provision thereof or Award thereunder should be amended to comply with Section 409A of the Code, the Committee may amend the Plan and this Agreement to make any changes required to comply with Section 409A of the Code.
     13. No Personal Liability. The Participant agrees that no member of the Committee or of the Board or the Company or its Affiliates shall be personally liable for any actions taken in good faith in connection with the Plan or this Agreement.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
[NOTE: Section 15 below is only for inclusion in grant agreements for the officers who have an employment or retention agreement.]
     15. Consent to Amended Definition. The Company and the Participant expressly agree that, notwithstanding any provision in any employment or retention agreement between the Company and the Participant to the contrary, the term “Change of Control” shall have the meaning set forth in the Plan, and not as set forth in any employment or retention agreement between the Company and the Participant. The Participant acknowledges that the definition of Change of Control included in the Plan may in certain circumstances be less favorable to the Participant, and the Participant agrees to such change. Except as expressly noted in this Section 15, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms of any employment or retention agreement between the Company and the Participant.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day first above written.

ATTEST:	TD BANKNORTH INC.

By:

Name:	Name:

Title:	Title:

PARTICIPANT

Name: